                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com


                 ASV Reports Record Results for 2nd Quarter 2003

                    Sales up 80%, Earnings Per Share up 120%
                     Sale and Earnings Revised Upward Again

         GRAND RAPIDS, MN (July 24, 2003) -- ASV, Inc. (NASDAQ: ASVI) today reported its net sales for the second quarter of 2003 increased to $26.4 million, the highest quarterly net sales figure in the Company's history, compared with $14.7 million for the same period in 2002. Net earnings increased to a record level of $2,285,418, or $.22 cents per share, compared with $1,013,503, or $.10 per share, for the second quarter of 2002.

         For the six months ended June 30, 2003, net sales increased 96% to $41.0 million, compared with $20.9 million for the same period in 2002. Net earnings increased significantly to $3,053,001, or $.30 per share, for the six months ended June 30, 2003 compared with $647,922, or $.06 per share, for the same period in 2002.

         Commenting on the second quarter results, ASV President Gary Lemke said "ASV experienced excellent performance from its main product lines during the second quarter of 2003. This was our first full quarter of production of our RC-100 Posi-Track, our largest model. This machine has had great demand since its introduction in January 2003. Our second quarter of 2003 also saw strong sales of our mid-sized RC-50 Posi-Track product. We currently have an order backlog of approximately $6-7 million for the RC-100 and RC-50 Posi-Track Products. In addition, this quarter was the first quarter of full production for all three undercarriages for Caterpillar Inc. (NYSE: CAT) for use in their five models of Multi-Terrain Loaders(TM) (MTL). Our second quarter of 2003 also included approximately $1 million of sales from our first ever public auction."

         Gross profit percentage for the second quarter of 2003 was 20.2%, a decrease compared to the gross profit percentage of 23.6% for the second quarter of 2002, but an increase over the gross profit percentage of 19.2% for the first quarter of 2003. The variance in gross profit percentage was due primarily to a change in sales mix. For the second quarter of 2002, ASV shipped only Beta MTL undercarriages to Caterpillar, which is a larger undercarriage and has a higher gross profit percentage. In contrast, during the second quarter of 2003, slightly over half of the MTL undercarriages sold were Alpha undercarriages, which is a smaller undercarriage and has a lower comparative gross profit percentage. The increase in the gross profit percentage over the first quarter of 2003 was due primarily to the increased shipments of RC-50 and RC-100 Posi-Track products.

         Discussing ASV's overall outlook for the remainder of 2003 Lemke states, "Based upon the results we have experienced during the first half of 2003, we have increased our sales expectations for 2003 to $81-88 million, up from our previous guidance of $65-72 million. Included in our revised sales expectation figures are MTL undercarriage sales to Caterpillar of approximately $45-47 million. We have also increased our earnings expectations for 2003 to the range of $.57-.64 per share, up from our previous guidance of $.43-49 per share. With the increase in our stock price and the anticipated exercise of expiring in-the-money stock options, our revised earnings per share expectations have been computed using outstanding common shares of approximately 11 million shares."

         Conference Call
         ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, July 24th to discuss its results for the second quarter of 2003 and its outlook for the remainder of 2003. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Friday, July 25th, and can be accessed by dialing 800-428-6051 and entering pass code 298994. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         About ASV
         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's future expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three Months Ended                  Six Months Ended
                                                            June 30,                           June 30,
                                                 -------------------------------    -------------------------------
                                                     2003              2002              2003             2002
                                                 -------------    --------------    -------------    --------------
Net sales...................................     $  26,414,478    $   14,713,936    $  41,026,708    $   20,891,764
Cost of goods sold..........................        21,082,229        11,241,963       32,890,995        15,995,103
                                                 -------------    --------------    -------------    --------------
         Gross profit.......................         5,332,249         3,471,973        8,135,713         4,896,661
Operating expenses:
     Selling, general and administrative....         1,591,223         1,252,804        3,044,183         2,584,836
     Research and development...............           202,182           708,312          363,886         1,382,745
                                                 -------------    --------------    -------------    --------------
         Operating income...................         3,538,844         1,510,857        4,727,644           929,080
Other income (expense)
     Interest expense.......................           (32,053)          (32,550)         (68,676)          (63,697)
     Other, net.............................            49,627            46,196           87,033           112,539
                                                 -------------    --------------    -------------    --------------
         Income before income taxes.........         3,556,418         1,524,503        4,746,001           977,922
Provision for income taxes..................         1,271,000           511,000        1,693,000           330,000
                                                 -------------    --------------    -------------    --------------
     NET EARNINGS...........................     $   2,285,418    $    1,013,503    $   3,053,001    $      647,922
                                                 =============    ==============    =============    ==============

Net earnings per common share -- Diluted.        $         .22    $          .10    $         .30    $          .06
                                                 =============    ==============    =============    ==============

Diluted weighted average shares ............        10,432,661        10,296,860       10,273,147        10,245,762
                                                 =============    ==============    =============    ==============

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

      ASSETS                                                         June 30,        December 31,
                                                                       2003             2002
                                                                  --------------    -------------
CURRENT ASSETS
    Cash & short-term investments............................     $    8,817,337    $   4,797,398
    Accounts receivable, net.................................         19,950,476       14,397,958
    Inventories..............................................         29,234,051       31,834,620
    Prepaid expenses and other...............................            681,650        1,099,685
                                                                  --------------    -------------
        Total current assets                                          58,683,514       52,129,661
PROPERTY AND EQUIPMENT, net..................................          5,362,083        5,080,536
                                                                  --------------    -------------

        Total assets                                              $   64,045,597    $  57,210,197
                                                                  ==============    =============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................     $      132,920    $     129,550
    Accounts payable.........................................          5,329,886        2,838,370
    Accrued liabilities......................................          1,983,751        1,795,556
    Income taxes payable.....................................            569,231              ---
                                                                  --------------    -------------
        Total current liabilities                                      8,015,788        4,763,476
LONG-TERM LIABILITIES, less current portion..................          1,913,285        1,979,798
SHAREHOLDERS' EQUITY.........................................         54,116,524       50,466,923
                                                                  --------------    -------------

        Total liabilities & shareholders' equity                  $   64,045,597    $  57,210,197
                                                                  ==============    =============